ARTICLES OF AMENDMENT
                            TO THE
                  ARTICLES OF INCORPORATION
                              OF
                      SIERRA DEVELOPMENT

     Pursuant to the provisions of the Utah Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.
     FIRST:    The name of the corporation is:
               Sierra Development
     SECOND:   The following Amendments to the Articles of
Incorporation was duly adopted by the share holders of                the
corporation:

               ARTICLE IV. SHARES:
               The aggregate number of shares which this corporation
shall have authority to issue is 50,000,000 shares of            common stock
with a par value of $0.001 per share, each
               of which shall have equal voting rights. The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine.

               ARTICLE VII. PRE-EMPTIVE RIGHTS AND CUMULATIVE VOTING:
                  The shareholders of the corporation shall not have pre-emptive rights to acquire issued or unissued treasury
shares of the corporation as provided under the Utah   Business Corporation
Act. There shall be no cumulative voting on election of directors.
     THIRD:    The foregoing Amendments to the Articles of
Incorporation was adopted by the shareholders
               of the corporation on the 10th day of April, 1987, in
the manner prescribed by the laws of Utah.
     FOURTH:   The number of shares outstanding on said date was
24,000 shares and the number of shares entitled to vote               was
24,000.
     FIFTH:    The number of shares voted for said Amendment was
18,000 shares and the number of shares voted against                  such
Amendments was none.
     SIXTH:    No class of shares was entitled to vote thereon as a
class.
     SEVENTH:  The manner in which any exchange reclassification or
cancellation of issued and outstanding shares provided                for here
shall be effective as follows:

               Name Change
               Capitalization
               Forward of Shares

                                   /s/Bennie Pellum, President

                                   /s/A. Gene Pellum, Secretary

 STATE OF UTAH        )
                      )
 County of Salt Lake  )

On the 15th of April, 1987, personally appeared before me the above signed persons, known to me to be the President and Secretary of Sierra Development, and upon being duly sworn, did state state that the foregoing instrument was voluntarily signed by them for the purposes above stated.
                                   /s/Lisa Crowder
                                          NOTARY PUBLIC: Residing in
                                   Salt Lake City, Utah
 My Commission Expires:
 June 15th, 1989